Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos.333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, and 333-122424) and (ii) Form S-8 (No. 333-56343 and 333-1221168) of Kinder Morgan Energy Partners, L.P. of our report dated March 31, 2005 relating to the consolidated balance sheet of Kinder Morgan G.P., Inc., which appears in the Current Report on Form 8-K of Kinder Morgan Energy Partners, L.P. dated March 31, 2005.

PricewaterhouseCoopers LLP

Houston, Texas

March 31, 2005